UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2016

POST PROPERTIES, INC.

POST APARTMENT HOMES, L.P.

(Exact name of Registrant as Specified in Its Charter)

Georgia (Post Properties, Inc.) Georgia (Post Apartment Homes, L.P.)	1-12080 (Post Properties, Inc.) 0-28226 (Post Apartment Homes, L.P.)	58-1550675 (Post Properties, Inc.) 58-2053632 (Post Apartment Homes, L.P.)
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4401 Northside Parkway, Suite 800, Atlanta, Georgia		30327
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (404) 846-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On August 15, 2016, Post Properties, Inc., a Georgia corporation (“Post”), Post GP Holdings, Inc., a Georgia corporation, and Post Apartment Homes, L.P., a Georgia limited partnership (“Post LP”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”) and Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”). The Merger Agreement provides for, among other things, the merger of Post with and into MAA, with MAA being the surviving entity (the “Parent Merger”), and the merger of Post LP with and into MAA LP, with MAA LP being the surviving entity (the “Partnership Merger” and, together with the Parent Merger, the “Mergers”). The board of directors of Post has unanimously approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Parent Merger, each outstanding share of Post common stock, par value $0.01 per share (other than shares held by any wholly-owned subsidiary of Post or by MAA or any of its subsidiaries), will be converted into the right to receive 0.71 (the “Exchange Ratio”) shares of MAA common stock, par value $0.01 per share (the “Merger Consideration”), and each outstanding share of 8 1⁄2% Series A Cumulative Redeemable Preferred Stock of Post (“Post Preferred Stock”) will be converted into the right to receive one newly-issued share of 8.50% Series I Cumulative Redeemable Preferred Stock of MAA, which will have the same rights, preferences, privileges and voting powers as the Post Preferred Stock. At the effective time of the Partnership Merger, which will occur immediately prior to the Parent Merger, each outstanding limited partnership interest in Post LP will automatically be converted into 0.71 Class A common units in MAA LP.

Under the terms of the Merger Agreement, at the effective time of the Parent Merger, each outstanding option to purchase shares of Post common stock (each, a “Post Option”) will vest in full and be assumed by MAA. Each Post Option assumed by MAA will continue to have, and be subject to, the same terms and conditions (other than vesting) as were applicable to the corresponding Post Option immediately prior to the effective time of the Parent Merger, but will be exercisable for a number of shares of MAA common stock and at an exercise price calculated based on the Exchange Ratio. In addition, immediately prior to the effective time of the Parent Merger, all outstanding issuance and forfeiture conditions on any shares of Post common stock subject to restricted share awards will be deemed satisfied in full and entitled to receive the Merger Consideration as provided by the Merger Agreement.

Pursuant to the Merger Agreement, the parties have agreed that immediately following the effective time of the Parent Merger, the size of MAA’s board of directors will be increased to thirteen, with three members to be designated by Post from members of Post’s existing board of directors. H. Eric Bolton, Jr. will remain as the Chairman and Chief Executive Officer of MAA following the Mergers.

The Merger Agreement contains various customary representations, warranties and covenants, including, among others, covenants with respect to the conduct of each of Post’s and MAA’s respective businesses prior to the closing.

The completion of the Mergers is subject to customary conditions, including, among others: (i) approval by a majority of Post’s and MAA’s respective common shareholders; (ii) the absence of a material adverse effect on either MAA or Post; and (iii) the receipt of tax opinions relating to REIT status and the nature of the transaction for tax purposes. In addition, in connection with the Parent Merger, a majority of MAA’s common shareholders must approve an amendment to MAA’s charter to increase the number of authorized shares of MAA common stock.

Post and MAA have also each agreed not to (i) solicit proposals relating to certain alternative transactions or (ii) enter into discussions or negotiations or provide non-public information in connection with any proposal for an alternative transaction from a third party, subject to certain exceptions to permit Post’s and MAA’s respective boards of directors to comply with their respective fiduciary duties. Notwithstanding these “no-shop” restrictions, prior to obtaining Post and MAA shareholder approval, under specified circumstances each of Post’s and MAA’s board of directors may change their respective recommendation and, Post and MAA may also terminate the Merger Agreement to accept a superior proposal upon payment of the termination fee described below.

The Merger Agreement may be terminated under certain circumstances, including by either party if the Mergers have not been consummated on or before February 28, 2017, if a final and non-appealable order is entered enjoining or otherwise prohibiting the Mergers, or upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied. The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, Post may be required to pay to MAA a termination fee of $117,000,000, and MAA may be required to pay to Post a termination fee of $245,000,000, and/or reimburse MAA’s transaction expenses up to an amount equal to $10,000,000. The termination fee payable by Post to MAA will be $58,500,000, and the termination fee payable by MAA to Post will be $122,500,000, if the Merger Agreement is terminated under specified circumstances during the period beginning on August 15, 2016 and ending on the later of (i) September 14, 2016 and (ii) one business day after the end of certain “matching rights” periods set forth in the Merger Agreement.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Post or MAA. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in confidential disclosure letters provided by each party to the other in connection with the signing of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about Post or MAA at the time they were made or otherwise and should only be read in conjunction with the other information that Post makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission (“SEC”).

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 15, 2016, and effective as of that date, Post’s board of directors amended Post’s Amended and Restated By-Laws (the “Bylaws”) to add a new Article VII, which designates the Business Case Division of the Georgia Superior Court located in Fulton County as the sole and exclusive forums for certain legal actions, unless Post consents in writing to the selection of an alternative forum.

The preceding description of the amendment to the Bylaws is qualified in its entirety by reference to the Amendment to Post’s Amended and Restated By-Laws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Post and MAA issued a joint press release on August 15, 2016 announcing the execution of the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 2.1	Agreement and Plan of Merger, dated as of August 15, 2016, among Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P., Post Properties, Inc., Post GP Holdings, Inc., and Post Apartment Homes, L.P. (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Post agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.)

Exhibit 3.1	Amendment to Amended and Restated By-Laws of Post Properties, Inc.

Exhibit 99.1	Joint Press Release, dated August 15, 2016.

Additional Information about the Proposed Mergers and Where to Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the proposed Mergers. In connection with the proposed Mergers, Post expects to file with the SEC and furnish to its shareholders a joint proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, POST’S SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGERS OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGERS.

Post’s shareholders will be able to obtain a free copy of the joint proxy statement (if and when available) and other relevant documents filed by Post with the SEC at the SEC’s website at www.sec.gov. In addition, Post’s shareholders may obtain a free copy of the proxy statement, when available, and other relevant documents from Post’s website at www.postproperties.com/investor or by contacting Post’s investor relations representatives by telephone at (404) 846-5022 or via email at polly.butler@postproperties.com.

Participation in the Solicitation

Post and its directors, executive officers and certain other members of management and employees of Post may be deemed to be “participants” in the solicitation of proxies from Post’s shareholders in connection with the Mergers. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of Post’s shareholders in connection with the Mergers, which may be different than those of Post’s shareholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Post shareholders can find information about Post and its directors and executive officers and their ownership of Post’s common stock in Post’s annual report on Form 10-K for the fiscal year ended December 31, 2016 which was filed with the SEC on February 26, 2016, and in its definitive proxy statement for its most recent annual meeting of shareholders, which was filed with the SEC on April 12, 2016, and in Forms 4 of directors and executive officers filed with the SEC. Additional information regarding the interests of such individuals in the Mergers will be included in the proxy statement relating to the Mergers when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Post’s website at www.postproperties.com/investor or by contacting Post’s investor relations representatives by telephone at (404) 846-5022 or via email at polly.butler@postproperties.com.

Disclosure Regarding Forward-Looking Statements

Certain statements made in this current report on Form 8-K, and other written or oral statements made by or on behalf of Post, may constitute “forward-looking statements” within the meaning of the federal securities laws. In addition, Post, or the executive officers on Post’s behalf, may from time to time make forward-looking statements in reports and other documents Post files with the SEC or in connection with oral statements made to the press, potential investors or others. Statements regarding future events and developments and Post’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements include statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “should,” or similar expressions. Examples of such statements in this report include expectations regarding economic and apartment market conditions, Post’s anticipated operating results in 2016, expectations regarding future impairment charges, anticipated construction and development activities (including projected costs, timing and anticipated potential sources of financing of future development activities), expectations regarding cash flows from operating activities, expected costs of development, anticipated investment, interest and other expenses, expectations regarding the use of proceeds from outstanding borrowings and effective interest rates under Post’s unsecured term loan and revolving credit facilities, expectations regarding compensation costs for stock-based compensation, expectations regarding the delivery of apartment units at lease-up communities, Post’s expected debt levels, expectations regarding the availability of additional capital, unsecured and secured financing, the anticipated dividend level in 2016 and expectations regarding the source of funds for payment of the dividend, expectations regarding Post’s ability to execute its 2016 business plan and to meet short-term and long-term liquidity requirements, including capital expenditures, development and construction expenditures, land and apartment community sales and acquisitions, dividends and distributions on its common and preferred equity and debt service requirements and long-term liquidity requirements including maturities of long-term debt and acquisition and development activities, Post’s expectations regarding asset acquisitions and sales in 2016, Post’s expectations regarding the use of joint venture arrangements, expectations regarding Post’s at-the-market common equity program and the use of proceeds thereof, expectations regarding the DOJ matter and the outcome of and insurance coverage for other legal proceedings, and expectations regarding Post’s ability to maintain its REIT status under the Internal Revenue Code. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of Post’s management, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the market for Post’s apartment communities, demand for apartments in the markets in which it operates, competitive conditions and general economic conditions. These assumptions could prove inaccurate. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond Post’s ability to control or predict. Such factors include, but are not limited to, the following:

•	The occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	The inability to complete the proposed Mergers due to the failure to obtain Post shareholder for the proposed Parent Merger or the failure to satisfy other conditions of the proposed Mergers within the proposed timeframe or at all;

•	Disruption in key business activities or any impact on Post’s relationships with third parties as a result of the announcement of the proposed Mergers;

•	The failure of the proposed Mergers to close for any reason;

•	Risks related to disruption of management’s attention from Post’s ongoing business operations due to the transaction;

•	The outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Post and others relating to the Merger Agreement;

•	The risk that the pendency of the proposed Mergers disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed Mergers;

•	The amount of the costs, fees, expenses and charges related to the proposed Mergers;

•	The success of Post’s business strategies described on pages 2 to 3 of Post’s Form 10-K;

•	Conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market;

•	Uncertainties associated with Post’s real estate development and construction;

•	Uncertainties associated with the timing and amount of apartment community sales;

•	Exposure to economic and other competitive factors due to market concentration;

•	Future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors;

•	Post’s ability to generate sufficient cash flows to make required payments associated with its debt financing;

•	The effects of Post’s leverage on its risk of default and debt service requirements;

•	The impact of a downgrade in the credit rating of Post’s securities;

•	The effects of a default by Post or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness or the responsibility for recourse guarantees;

•	The effects of covenants of Post’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks;

•	Uncertainties associated with the global capital markets, including the continued availability of traditional sources of capital and liquidity and related factors;

•	Post’s ability to maintain its current dividend level;

•	The impact of any additional charges Post may be required to record in the future related to any impairment in the carrying value of its assets;

•	The impact of competition on Post’s business, including competition for residents in Post’s apartment communities and development locations;

•	Post’s ability to compete for limited investment opportunities;

•	The effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans;

•	The effect of changes in interest rates and the effectiveness of interest rate hedging contracts;

•	The success of Post’s acquired apartment communities;

•	Post’s ability to succeed in new markets;

•	The costs associated with compliance with laws requiring access to Post’s properties by persons with disabilities, including the impact of Post’s ongoing litigation with the U.S. Department of Justice (“DOJ”) regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation;

•	Any breach of Post’s privacy or information security systems;

•	The effects of losses from natural catastrophes in excess of insurance coverage;

•	Uncertainties associated with environmental and other regulatory matters;

•	The costs associated with moisture infiltration and resulting mold remediation;

•	Uncertainties associated with increased costs to own and maintain Post’s apartment communities;

•	Ongoing risks and uncertainties associated with Post’s previous investment in for-sale condominium housing, including warranty and related obligations;

•	Post’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests;

•	Post’s ability to renew leases or relet units as leases expire;

•	_Post’s ability to continue to qualify as a REIT under the Internal Revenue Code;

•	The Operating Partnership’s ability to continue to be treated as a partnership under the Internal Revenue Code;

•	The effects of changes in accounting policies and other regulatory matters detailed in Post’s filings with the Securities and Exchange Commission;

•	Increased costs arising from health care reform; and

•	Other factors, including the risk factors discussed in Item 1A of Post’s Form 10-K.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2016	POST PROPERTIES, INC.

	By:	/s/ David P. Stockert
David P. Stockert
President and Chief Executive Officer

POST APARTMENT HOMES, L.P.

	By:	POST GP HOLDINGS, INC.,
As General Partner

	By:	/s/ David P. Stockert
David P. Stockert
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of August 15, 2016, among Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P., Post Properties, Inc., Post GP Holdings, Inc., and Post Apartment Homes, L.P. (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Post agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.)

Exhibit 3.1	Amendment to Amended and Restated By-Laws of Post Properties, Inc.

Exhibit 99.1	Joint Press Release, dated August 15, 2016.